Exhibit 99.1

Oklo, an Advanced Fission Technology Company, to Go Public via Merger with AltC Acquisition Corp.

•	Oklo’s mission is to provide clean, reliable, affordable energy on a global scale through the design and deployment of next-generation fast reactor technology.
•	Oklo is pursuing an owner-operator model with an intention to sell power directly to customers under long-term contracts, providing recurring revenue.
•	Oklo has an embedded opportunity to enhance its mission with potential advanced fuel recycling technology to convert used fuel into clean energy.
•	Oklo is backed by leading technology and decarbonization investors, including Sam Altman, who has served as Chairman of Oklo since 2015. Mr. Altman is also the co-founder and CEO of AltC.
•	The transaction is expected to provide up to $500 million of gross capital with net proceeds going to accelerate Oklo’s business plan and fund the first deployment of the Aurora powerhouse.
•	Transaction values Oklo at a pre-money equity value of $850 million, providing an attractive entry point for AltC’s shareholders that is roughly half the value of comparable clean energy go-public transactions.
•	Existing Oklo shareholders will roll 100% of their existing equity into the combined company and AltC’s sponsor will subject 100% of its retained founder equity to performance hurdles.

SANTA CLARA, Calif. and NEW YORK, July 11, 2023 — Oklo Inc. (“Oklo” or the “Company”), an advanced fission technology and nuclear fuel recycling company, and AltC Acquisition Corp. (“AltC”) (NYSE: ALCC), a special purpose acquisition company, announced today that they have entered into a definitive business combination agreement (the “transaction”). Upon closing of the transaction, the combined company will operate as Oklo and is expected to be listed on the New York Stock Exchange under the ticker “OKLO.”

AltC was co-founded by Sam Altman and Churchill Capital in July 2021 to combine the technology thought leadership and deep industry relationships of Mr. Altman with the public markets expertise of Churchill Capital to provide public investors access to a compelling “hard tech” opportunity.

Mr. Altman serves as CEO of AltC and has served as Chairman of Oklo since 2015.

Mr. Altman said, “I am thrilled to announce this partnership that provides the opportunity for AltC’s shareholders to become investors in Oklo and fund the first deployment of the Aurora powerhouse. I think the two most important inputs to a great future are abundant intelligence and abundant energy. I have long been interested in the potential that nuclear energy offers to provide clean, reliable, and affordable energy at great scale.”

Mr. Altman continued, “I was fortunate to meet Jake and Caroline from Oklo in 2013. I recruited Oklo to Y Combinator in 2014 and additionally invested in the business in 2015, becoming Chairman. It has been a pleasure to be involved with Oklo over the last eight years and I strongly believe it is the best positioned player to pursue commercialization of advanced fission energy solutions. Oklo is underpinned by demonstrated technology and has a design approach that is expected to reduce plant complexity, costs, and construction time, allowing for streamlined deployment. Oklo has a site and fuel secured for its first plant, which it expects to be online in 2026 or 2027, and it has strong and growing customer interest in future deployments. Lastly, and most important to me, Oklo benefits from a strong founder-led team with deep technical expertise. I am excited to support this important milestone for Oklo and look forward to continuing to build the business with Jake and Caroline as a public company.”

About Oklo

Oklo intends to revolutionize the energy landscape by developing affordable, reliable, clean energy solutions at scale. Global demand for reliable, emission-free energy is growing rapidly with 38% of Fortune 500 companies publicly committing to decarbonization and an expected global $2 trillion annual spend on new power generation. Oklo is pursuing two complementary tracks to address this demand: providing reliable, commercial-scale energy to customers; and selling used nuclear fuel recycling services to the U.S. market.

The Company plans to commercialize its liquid metal fast reactor technology with the Aurora powerhouse, which is designed to produce up to 15 megawatts of electricity (“MWe”) on both recycled nuclear fuel and fresh fuel. Oklo’s advanced fission technology has a history of successful operation, first demonstrated by the Experimental Breeder Reactor-II, which sold and supplied power to the grid and showed effective waste recycling capabilities for over 30 years of operation. Furthermore, the Company has achieved several significant deployment and regulatory milestones, including securing a site use permit from the U.S. Department of Energy (DOE) and a fuel award from the Idaho National Laboratory (INL) for a commercial-scale advanced fission power plant in Idaho, which is targeted to go online in 2026 or 2027.

Oklo is playing a leading role in catalyzing the commercialization of advanced fission technologies and has attracted strong customer interest. The Company has a robust pipeline of potential customer engagements across a number of industries and signed non-binding indications of interest that it believes could result in sales of over 700 MWe. The early demand for Oklo’s solutions exemplifies the market interest in its scalable size range and differentiated business model, involving selling power, not power plants, as well as offering fuel recycling services.

Oklo’s technology is designed to be installed across a broad array of sites, require significantly less land compared to traditional nuclear reactors, and to run for at least a decade on recycled or fresh fuel before refueling, which is expected to make its solutions ideal for customers such as data centers, utilities, defense facilities, communities, factories, and industrial sites.

Dr. Jacob DeWitte, Co-Founder and Chief Executive Officer of Oklo, said, “Since founding Oklo in 2013, we have made considerable progress in advancing our vision of transforming how fission technologies come to market and meet the urgent need for affordable, reliable, clean energy. Our long-term goal is to build a wide range of advanced fission power plants, including small and large designs and designs that are economically competitive. I am very proud of the team’s accomplishments to date and believe that we can accelerate our ambitious vision in partnership with the team at AltC. AltC supports our mission and brings an extensive commercial network and executive expertise. We have advanced our technology, regulatory engagement and business model to a critical inflection point, and the substantial capital that we have the opportunity to raise from this transaction will be crucial in positioning Oklo for continued success. As a public company, we believe Oklo will be better positioned to execute its commercial strategy and deliver a differentiated energy solution to a massive market that demands clean energy.”

“Today’s news marks a pivotal moment for a company that holds significant promise for humanity,” said Zachary Bogue, Co-Founder and Managing Partner of DCVC, which has been an investor in Oklo since 2018. “The world needs safe, zero-carbon energy at massive scale, as soon as possible, if we are to avert catastrophic climate change. Thanks to Jake and Caroline’s exceptional blend of vision and practicality, a new, viable path is before us: Oklo is next-generation nuclear power.”

“Oklo’s pioneering design has the potential to address the vital need for highly scalable deployments of clean, cost-efficient baseload-quality energy,” noted Ajay Royan, Managing Member of early Oklo backer Mithril Capital and a member of Oklo’s board of directors. “Oklo’s thoughtful business model addresses multiple valuable markets at once, affording safe, reliable and clean electricity, energy efficient industrial heat, and recycled nuclear fuel that powers conventional reactors while reducing waste.”

Oklo’s Highlights

•	Reactor Size: Oklo’s reactors are designed to be self-stabilizing and self-controlling, as well as flexible, and require fewer parts to enable a more streamlined deployment, which is expected to make them cost-competitive and more capital efficient compared to peers. The size that Oklo is currently targeting (15 and 50 MWe) is based on significant market demand, with non-binding indications of interest to build over 50 power plants, representing the opportunity for over 700 MWe of clean energy.

•	Business Model: Oklo plans to break away from the traditional commercial nuclear energy model and sell power directly to customers, offering the flexibility to purchase clean, reliable power and delivering more favorable financial terms to an estimated $3 trillion market. The novel business model for the nuclear industry is enabled by Oklo’s focus on small reactors, which have a highly competitive expected project cost of less than $60 million for the 15 MWe plant, compared to large multibillion-dollar utility scale projects pursued by competitors.

•	Track Record: Oklo garnered institutional recognition by securing a site use permit from the DOE and a fuel award from INL for its first commercial power plant deployment in Idaho. The Company has also signed an agreement with Southern Ohio Diversification Initiative at the DOE Piketon Site for its second and third commercial plants.

•	Regulatory Maturity: Oklo has one of the longest continuous regulatory engagements of any advanced fission company. The Company has pursued a pathway that it believes will enable it to more easily scale, through repeatable licensing. As such, Oklo is the only company to have successfully submitted a custom combined license application (COLA) to the U.S. Nuclear Regulatory Commission (NRC), which includes design, construction and operations, all in one. In part, due to the complexities caused by the pandemic, the NRC denied Oklo’s COLA in 2022, requesting additional information to resume its review. With the learnings from this process, and the expansion of its regulatory team, Oklo has been actively engaging with the NRC to progress towards its next application. The NRC has approved Oklo’s quality assurance program description, which was a key milestone. In late 2022, Oklo announced its submission of a licensing project plan for recycling technologies.

•	Fuel Recycling Capabilities: Oklo’s fuel recycling capabilities have the potential to unlock a market opportunity estimated to represent hundreds of billions of dollars with enough energy content in today’s used fuel to produce the power needs in the U.S. for more than 100 years, safely and with near zero carbon emissions. The Company and its partners have been selected by the DOE for four cost-share awards to potentially commercialize advanced recycling technologies to produce fuel from used fuel. In addition, Oklo is planning to construct a commercial-scale fuel recycling facility in the U.S. by the early 2030s.

•	Enhanced Safety and Efficiency: The fast fission reactor technology on which Oklo’s power plant is based has a history of operation. Its design is anticipated to significantly reduce the number of nuclear grade components required to assure safety, through demonstrated technological advancements. This reduction in complexity is expected to streamline construction and substantially reduce the pricing and uncertainty associated with procuring each component.

•	Leadership Team: Oklo is a founder-led company with a strong leadership team which has significant technical, commercial, and regulatory expertise. Oklo was founded by nuclear engineers Dr. DeWitte and Caroline Cochran, two visionaries who have built the Company from the ground up. The highly skilled team, along with Oklo’s efficient use of capital and lean startup design, better positions it to solve meaningful engineering challenges.

Summary of the Transaction

The transaction values Oklo at a pre-money equity value of $850 million, providing an attractive entry point for AltC’s shareholders that is roughly half the value of comparable clean energy go-public transactions. The transaction is expected to deliver up to $500 million in gross proceeds from the cash held in AltC’s trust account, subject to redemptions by AltC shareholders.

No existing Oklo shareholders will receive cash as part of the transaction, as all existing Oklo shareholders will roll all of their existing equity into the combined company. In connection with the transaction, AltC’s sponsor has entered into an agreement to subject all of its founder equity to performance hurdles, aligning with the long-term value creation and performance of Oklo. Additionally, the Oklo founders and AltC’s sponsor have committed to long duration lock-ups.

Upon completion of the transaction, Oklo expects to have up to $516 million in cash on its balance sheet (assuming no redemptions by AltC shareholders and before payment of transaction expenses), including existing cash on Oklo’s balance sheet and expected cash proceeds from AltC’s trust account, which is expected to be used to support Oklo’s go-to-market strategy for emission-free energy production targeted to go online in 2026 or 2027, and commercial-scale fuel recycling facility, expected to begin construction by the early 2030s. In the intermediate to longer term, the transaction is expected to have a positive impact on Oklo’s operating results, providing funding for the commercialization of its power plants, further technology integration, and developing economies of scale.

The transaction, which has been approved by the Boards of Directors of Oklo and AltC, is expected to close in late 2023 or early 2024 and is subject to approval by AltC shareholders, Oklo shareholders, AltC having available cash at closing of at least $250 million, and other customary closing conditions, including AltC’s Registration Statement (as defined below) being declared effective by the Securities and Exchange Commission (the “SEC”) and the expiration of the waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1975.

Additional information about the transaction, including a copy of the business combination agreement will be filed by AltC in a Current Report on Form 8-K with the SEC and available at www.sec.gov.

Advisors

Guggenheim Securities, LLC, served as financial advisor to Oklo.

Ocean Tomo, a part of J.S. Held, served as financial and technical advisor to AltC.

Citigroup Global Markets Inc., served as capital markets advisor to AltC.

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP, served as legal counsel to Oklo.

Weil, Gotshal & Manges LLP, served as legal counsel to AltC.

Pillsbury Winthrop Shaw Pittman LLP, served as nuclear regulatory counsel to Oklo.

Morgan, Lewis & Bockius LLP, served as nuclear regulatory counsel to AltC.

Webcast Details

Oklo and AltC will host a joint investor webcast to discuss the transaction at 2:30 p.m. ET on July 11, 2023.

To listen to the prepared remarks via telephone, please use the following information:

Date:	Tuesday, July 11, 2023
Time:	2:30 p.m. Eastern Time, 11 a.m. Pacific Time
U.S. dial-in number:	1 (646) 960-0830
International dial-in number:	1 (888) 440-4336
Access code:	7841125

The webcast will be broadcast live and available for replay at https://app.webinar.net/YyaMRoZ8p50. A copy of the investor presentation can be found at https://app.webinar.net/YyaMRoZ8p50 and via the Investor Relations section of Oklo’s website at https://oklo.com/investor.

About Oklo

Oklo is developing advanced fission power plants to provide emission-free, reliable, and affordable energy. Oklo received a site use permit from the U.S Department of Energy, was awarded fuel material from Idaho National Laboratory, submitted the first advanced fission combined license application to the U.S. Nuclear Regulatory Commission, and is developing advanced fuel recycling technologies in collaboration with the U.S. Department of Energy and U.S. national laboratories.

About AltC Acquisition Corp.

AltC Acquisition Corp. was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “continue,” “could,” “may,” “might,” “possible,” “potential,” “predict” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and operational metrics; estimates and projections of market opportunity; Oklo’s projected commercialization costs and timeline; Oklo’s ability to attract, retain, and expand its future customer base; Oklo’s expectations concerning relationships with strategic partners, suppliers, governments, regulatory bodies and other third parties; Oklo’s ability to maintain, protect, and enhance its intellectual property; future ventures or investments in companies or products, services, or technologies; Oklo’s ability to attract and retain qualified employees; development of favorable regulations and government incentives affecting the markets in which Oklo operates; Oklo’s expectations regarding regulatory framework development; and the success of proposed projects for which Oklo’s Powerhouses would provide power, which is outside of Oklo’s control.

These statements are based on various assumptions, whether or not identified in this communication, and on the current expectations of Oklo’s and AltC’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Oklo and AltC. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties, include changes in domestic and foreign business, the risk that Oklo is pursuing an emerging market, with no commercial project operating, regulatory uncertainties, the fact that Oklo has not entered into any definitive agreements with customers for the sale of power or recycling of nuclear fuel, the potential need for financing to construct plants, market, financial, political and legal conditions; the inability of the parties to successfully or timely consummate the proposed transaction, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the combined company or the expected benefits of the proposed transaction or that the approval of the shareholders of AltC or Oklo is not obtained; the risk that shareholders of AltC could elect to have their shares redeemed by AltC, thus leaving the combined company insufficient cash to grow its business; the outcome of any legal proceedings that may be instituted against Oklo or AltC following announcement of the proposed transaction; failure to realize the anticipated benefits of the proposed transaction; risks relating to the uncertainty of the projected financial information with respect to Oklo; the effects of competition; changes in applicable laws or regulations; the ability of Oklo to manage expenses and recruit and retain key employees; the ability of AltC or the combined company to issue equity or equity-linked securities in connection with the proposed transaction or in the future; the outcome of any potential litigation, government and regulatory proceedings, investigations and inquiries; and the impact of the global COVID-19 pandemic on Oklo, AltC, the combined company’s projected results of operations, financial performance or other financial metrics, or on any of the foregoing risks; those factors discussed in AltC’s Quarterly Reports filed by AltC with the SEC on Form 10-Q and the Annual Reports filed by AltC with the SEC on Form 10-K, in each case, under the heading “Risk Factors,” and other documents filed, or to be filed, with the SEC by AltC. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that neither Oklo nor AltC presently know or that Oklo and AltC currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Oklo’s and AltC’s expectations, plans or forecasts of future events and views as of the date of this communication. Oklo and AltC anticipate that subsequent events and developments will cause Oklo’s and AltC’s assessments to change. However, while Oklo and AltC may elect to update these forward- looking statements at some point in the future, Oklo and AltC specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing Oklo’s and AltC’s assessments as of any date subsequent to the date of this communication. Accordingly, undue reliance should not be placed upon the forward-looking statements. An investment in AltC is not an investment in any of our founders' or sponsors' past investments or companies or any funds affiliated with any of the foregoing. The historical results of these investments are not indicative of future performance of AltC, which may differ materially from the performance of the founders or sponsors past investments, companies or affiliated funds.

Additional Information About the Transaction and Where to Find It

The proposed transaction will be submitted to shareholders of AltC for their consideration. AltC intends to file a registration statement on Form S-4 (the “Registration Statement”) with the SEC, which will include preliminary and definitive proxy statements to be distributed to AltC’s shareholders in connection with AltC’s solicitation for proxies for the vote by AltC’s shareholders in connection with the proposed transaction and other matters to be described in the Registration Statement, as well as the prospectus relating to the offer of the securities to be issued to Oklo’s shareholders in connection with the completion of the proposed transaction. After the Registration Statement has been filed and declared effective, AltC will mail a definitive proxy statement/prospectus/consent solicitation statement and other relevant documents to its shareholders as of the record date established for voting on the proposed transaction. AltC’s shareholders and other interested persons are advised to read, once available, the preliminary proxy statement/prospectus/consent solicitation statement and any amendments thereto and, once available, the definitive proxy statement/prospectus/consent solicitation statement, in connection with AltC’s solicitation of proxies for its special meeting of shareholders to be held to approve, among other things, the proposed transaction, as well as other documents filed with the SEC by AltC in connection with the proposed transaction, as these documents will contain important information about AltC, Oklo and the proposed transaction. Shareholders may obtain a copy of the preliminary or definitive proxy statement/prospectus/consent solicitation statement, once available, as well as other documents filed by AltC with the SEC, without charge, at the SEC’s website located at www.sec.gov or by directing a written request to AltC Acquisition Corp., 640 Fifth Avenue, 12th Floor, New York, NY 10019.

Participants in the Solicitation

AltC, Oklo and certain of their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitation of proxies from AltC’s shareholders in connection with the proposed transaction. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of AltC’s shareholders in connection with the proposed transaction will be set forth in AltC’s proxy statement/prospectus/consent solicitation statement when it is filed with the SEC. You can find more information about AltC’s directors and executive officers in AltC’s final prospectus filed with the SEC on July 7, 2021 and in the Annual Reports filed by AltC with the SEC on Form 10-K. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be included in the proxy statement/prospectus/consent solicitation statement when it becomes available. Shareholders, potential investors and other interested persons should read the proxy statement/prospectus/consent solicitation statement carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

No Offer or Solicitation

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This communication is not, and under no circumstances is to be construed as, a prospectus, an advertisement or a public offering of the securities described herein in the United States or any other jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, or exemptions therefrom. INVESTMENT IN ANY SECURITIES DESCRIBED HEREIN HAS NOT BEEN APPROVED BY THE SEC OR ANY OTHER REGULATORY AUTHORITY NOR HAS ANY AUTHORITY PASSED UPON OR ENDORSED THE MERITS OF THE OFFERING OR THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED HEREIN. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Media Contacts

Bonita Chester
Oklo Inc.

Director of Communications and Media

media@oklo.com

Christina Stenson / Michael Landau

Gladstone Place Partners

(212) 230-5930

Investor Contact

Caldwell Bailey / Eduardo Royes

ICR, Inc.

OkloIR@icrinc.com